Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, September 2, 2008	Rich Sheffer (952) 887-3753

DONALDSON REPORTS 19th CONSECUTIVE RECORD YEAR

Fourth quarter EPS up 13 percent

MINNEAPOLIS (September 2, 2008) — Donaldson Company, Inc. (NYSE: DCI) announced fourth quarter diluted earnings per share (“EPS”) of $0.60, a 13 percent increase from $0.53 in the prior year. Net income was $48.6 million, up 12 percent from $43.3 million last year. Sales were $607.4 million, a 16 percent increase from $524.7 million in the fourth quarter of 2007.

For the year, EPS was $2.12, an increase of 16 percent from $1.83 last year. Net income increased 14 percent to $172.0 million versus $150.7 million last year. Sales were $2.2 billion, up 16 percent from $1.9 billion in fiscal 2007.

“We are very pleased to announce that we have achieved our 19th consecutive year of record earnings,” said Bill Cook, Chairman, President and CEO. “We also set a new sales record in the fourth quarter, exceeding $600 million for the first time, and a new sales record for the year as we delivered our first $2 billion sales year. Our sales strength was broad-based again this quarter as Engine Products were up 13 percent and Industrial Products were up 20 percent. Geographically, sales grew 24 percent in Europe and 17 percent in Asia, driven by the combination of organic sales volume growth and the benefits of the stronger foreign currencies, and sales grew 9 percent in NAFTA.”

“Our sales trends remain positive as we enter fiscal 2009. We expect to continue making progress on our operating improvement initiatives while continuing to invest in our business for future growth. Although we expect raw material costs to continue to increase, we will work to offset the impact through internal cost reduction efforts, raw material price indexing in some markets, and price increases in other markets. While we are cautious about global economic conditions, we believe that the combination of our business model and extensive diversification of our products, end markets, and geographies will lead to our 20th consecutive year of record earnings.”

Financial Statement Discussion

The impact of foreign currency translation increased reported sales by $37.9 million, or 7.2 percent, in the quarter and $122.5 million, or 6.4 percent, for the year. The impact of foreign currency translation increased reported net earnings by $3.3 million in the quarter and $12.9 million for the year.

The fourth quarter and full year results of the prior year included an extra week of sales and earnings in the U.S., which increased prior year sales by $16 million, net income by $0.7 million, and EPS by $0.01.

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Donaldson Company, Inc.

September 2, 2008

Our gross margin was 33.2 percent for the quarter and 32.5 percent for the year, compared to prior year margins of 32.4 percent and 31.5 percent, respectively. The primary drivers for the improved margin include higher production volumes, cost controls, productivity improvements, and some recovery of previously incurred product development costs, all of which were partially offset by higher commodity costs. We use the Last-In, First-Out (LIFO) accounting method for our U.S. inventories, which charges the increasing commodity costs to income immediately, and this resulted in a charge to pretax income of $5.0 million in the fourth quarter.

Operating expenses for the quarter were 22.0 percent of sales, up from 20.1 percent last year. For the year, operating expenses were 21.5 percent of sales, up from 20.5 percent last year. The increases were driven by business mix, higher research and development costs to support our product development initiatives, and higher information technology spending to improve our global Customer support capabilities.

The effective tax rates of 26.6 percent for the quarter and 27.2 percent for the year compare to 30.9 percent and 26.4 percent for the same periods last year. The current quarter benefited from a favorable geographic mix and a dividend from a foreign subsidiary.

As part of our ongoing share repurchase program, we repurchased 542,072 shares during the quarter for $22.9 million. For the year, we repurchased 2,245,790 shares for $92.2 million.

Fiscal 2009 Outlook

Engine Products: We expect 10 to 12 percent full year sales growth.

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We expect our NAFTA Transportation Products’ sales to begin growing in the second half of fiscal 2009 in advance of the next diesel emission regulations. Build rates are expected to continue to grow modestly in Europe and Japan.

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We expect the NAFTA and Western European residential construction markets to remain weak. However, high commodity prices and global infrastructure projects are expected to keep global demand strong for our mining, heavy construction, and agriculture equipment end markets.

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Our Aftermarket sales are expected to continue growing due to our ongoing expansion into new geographies and good equipment utilization internationally. We also expect to continue benefiting from the increasing amount of equipment in the field with our PowerCore™ technology as well as our other new proprietary filtration systems.

Industrial Products: We expect 8 to 10 percent full year sales growth.

•	Our Industrial Filtration Solutions’ sales are projected to grow 8 to 12 percent due to continued global manufacturing investment conditions and growing demand for our new products.

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Donaldson Company, Inc.

September 2, 2008

•	We expect our Gas Turbine Products’ sales to increase 5 to 10 percent for fiscal 2009. Continued strength is expected from both the international power generation and the oil and gas markets.
•	Special Applications Products’ sales are expected to grow 5 to 10 percent driven by growth in our membrane products sales.

Other:

•	In our guidance, we assume exchange rates will remain at current levels.
•	Full year company sales are expected to be up 9 to 11 percent.
•	We expect our operating margin will be a minimum of 11 percent for the full year.
•	Our full year tax rate is expected to be between 29 and 32 percent.
•	We expect our EPS to be between $2.30 and $2.40 per share, which would be our 20th consecutive EPS and earnings records.

About Donaldson Company

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through our innovative research and development, superior technology, and global presence. Our 13,000 employees contribute to our success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly

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Donaldson Company, Inc.

September 2, 2008

competitive markets, governmental laws and regulations, the implementation of our new information systems, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

September 2, 2008

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2008	2007	2008	2007
Net sales	$607,422	$524,681	$2,232,521	$1,918,828

Cost of sales	405,875	354,721	1,506,659	1,313,964

Gross margin	201,547	169,960	725,862	604,864

Operating expenses	133,671	105,601	480,050	393,764

Operating income	67,876	64,359	245,812	211,100

Other income, net	(2,312)	(2,524)	(6,901)	(8,320)

Interest expense	3,995	4,261	16,550	14,559

Earnings before income taxes	66,193	62,622	236,163	204,861

Income taxes	17,620	19,332	64,210	54,144

Net earnings	$48,573	$43,290	$171,953	$150,717

Weighted average shares outstanding	78,609,599	79,847,357	79,207,604	80,454,861

Diluted shares outstanding	80,604,979	81,762,310	81,211,343	82,435,756

Net earnings per share	$.62	$.54	$2.17	$1.87

Net earnings per share assuming dilution	$.60	$.53	$2.12	$1.83

Dividends paid per share	$.11	$.09	$.42	$.36

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Donaldson Company, Inc.

September 2, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	July 31 2008	July 31 2007
ASSETS

Cash and cash equivalents	$83,357	$55,237
Accounts receivable – net	413,863	357,341
Inventories – net	264,129	201,221
Prepaids and other current assets	92,408	59,845

Total current assets	853,757	673,644

Other assets	279,706	280,940
Property, plant and equipment – net	415,159	364,433

Total assets	$1,548,622	$1,319,017

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$200,967	$173,862
Employee compensation and other liabilities	170,667	128,301
Notes payable	139,404	123,114
Current maturity long-term debt	5,669	33,667

Total current liabilities	516,707	458,944

Long-term debt	176,475	129,004
Other long-term liabilities	115,405	106,371

Total liabilities	808,587	694,319

Equity	740,035	624,698

Total liabilities and equity	$1,548,622	$1,319,017

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Donaldson Company, Inc.

September 2, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Twelve Months Ended July 31
	2008	2007
OPERATING ACTIVITIES

Net earnings	$171,953	$150,717
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	56,732	49,566
Changes in operating assets and liabilities	(49,994)	(62,230)
Tax benefit of equity plans	(9,178)	(5,898)
Stock compensation plan expense	9,312	6,608
Other, net	(5,291)	(21,718)
Net cash provided by operating activities	173,534	117,045

INVESTING ACTIVITIES

Net expenditures on property and equipment	(70,822)	(76,583)
Acquisitions, investments and divestitures, net	(2,377)	(40,615)
Net cash used in investing activities	(73,199)	(117,198)

FINANCING ACTIVITIES

Purchase of treasury stock	(92,202)	(76,898)
Net change in debt	29,701	100,300
Dividends paid	(33,003)	(28,806)
Tax benefit of equity plans	9,178	5,898
Other, net	9,308	7,346
Net cash provided by/(used in) financing activities	(77,018)	7,840

Effect of exchange rate changes on cash	4,803	2,083
Increase in cash and cash equivalents	28,120	9,770

Cash and cash equivalents – beginning of year	55,237	45,467

Cash and cash equivalents – end of period	$83,357	$55,237

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Donaldson Company, Inc.

September 2, 2008

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2008:
Net sales	$326,683	$280,739	—	$607,422
Earnings before income taxes	43,652	31,991	(9,450)	66,193

3 Months Ended July 31, 2007:
Net sales	$290,338	$234,343	—	$524,681
Earnings before income taxes	38,637	29,186	(5,201)	62,622

12 Months Ended July 31, 2008:
Net sales	$1,229,171	$1,003,350	—	$2,232,521
Earnings before income taxes	158,931	102,420	(25,188)	236,163

12 Months Ended July 31, 2007:
Net sales	$1,084,262	$834,566	—	$1,918,828
Earnings before income taxes	140,762	80,321	(16,222)	204,861

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2008	2007	2008	2007
Engine Products segment:
Off-road Products	$116,283	$98,952	$448,681	$352,065
Transportation Products	31,203	34,054	123,146	166,370
Aftermarket Products	179,197	157,332	657,344	565,827
Total Engine Products segment	$326,683	$290,338	$1,229,171	$1,084,262

Industrial Products segment:
Industrial Filtration Solutions Products	$170,222	$143,694	$600,526	$515,022
Gas Turbine Products	64,092	47,312	213,138	158,025
Special Applications Products	46,425	43,337	189,686	161,519
Total Industrial Products segment	$280,739	$234,343	$1,003,350	$834,566

Total Company	$607,422	$524,681	$2,232,521	$1,918,828

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Donaldson Company, Inc.

September 2, 2008

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2008	2007	2008	2007

Free cash flow	$51,008	$46,567	$102,712	$40,462
Net capital expenditures	18,713	23,650	70,822	76,583
Net cash provided by operating activities	$69,721	$70,217	$173,534	$117,045

EBITDA	$84,412	$80,743	$307,968	$267,894
Income taxes	(17,620)	(19,332)	(64,210)	(54,144)
Interest expense (net)	(3,337)	(4,053)	(15,073)	(13,467)
Depreciation and amortization	(14,882)	(14,068)	(56,732)	(49,566)

Net earnings	$48,573	$43,290	$171,953	$150,717

Net sales, excluding foreign currency translation	$569,524	$511,244	$2,109,975	$1,871,636
Foreign currency translation	37,898	13,437	122,546	47,192

Net sales	$607,422	$524,681	$2,232,521	$1,918,828

Net earnings, excluding foreign currency translation	$45,286	$42,112	$159,047	$145,644
Foreign currency translation	3,287	1,178	12,906	5,073

Net earnings	$48,573	$43,290	$171,953	$150,717

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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